As filed with the Securities and Exchange Commission on May 11, 2026
    File No. 333-________
________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________________________

HAVERTY FURNITURE COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	58-0281900 (I.R.S Employer Identification No.)

780 Johnson Ferry Road, Suite 800 Atlanta, Georgia (Address of Principal Executive Offices)	30342 (Zip Code)
Haverty Furniture Companies, Inc. 2026 Long-Term Incentive Plan
(Full title of the plan)
______________________
Brendan P. McGill
Senior Vice President, General Counsel & Secretary
Haverty Furniture Companies, Inc.
780 Johnson Ferry Road, Suite 800
Atlanta, Georgia 30342
Tel: (404) 443-2900
(Name, address, and telephone number, including area code, of agent for service)

With a copy of all communications to:

Kerry T. Wenzel
Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree Street
Atlanta, GA 30309
Tel: (404) 881-7000

______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Haverty Furniture Companies, Inc. (the “Company” or the “Registrant”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 1,269,680 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), that may be issued under the Haverty Furniture Companies, Inc. 2026 Long-Term Incentive Plan (the “Plan”); and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

(a)    The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)    Upon written or oral request, we will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. We will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Senior Vice President, General Counsel and Corporate Secretary at the address and telephone number on the cover of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this Registration Statement should be read together with the information in the documents incorporated by reference.
We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026;
•our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 6, 2026;
•our Current Report on Form 8-K filed with the SEC on January 29, 2026 (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act);
•the description of Registrant’s securities (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019), filed with the SEC on March 5, 2020, including any amendment or report filed with the SEC for the purpose of updating this description; and

•all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.    Description of Securities.

 Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The legality of the Common Stock being registered has been passed upon for the Company by Brendan P. McGill, Senior Vice President, General Counsel and Corporate Secretary of the Company.  Mr. McGill is regularly employed by the Company, participates in various employee benefit plans of the Company under which he may receive shares of Common Stock pursuant to equity awards granted thereunder or otherwise, and currently beneficially owns less than 1% of the outstanding shares of Common Stock.

Item 6.    Indemnification of Directors and Officers.

The Company is incorporated and organized under the Maryland General Corporation Law (the “GCL”). Our charter limits the liability of our directors and officers to the Company and our stockholders for money damages to the fullest extent permitted by the GCL with respect to events occurring at the time the person serves as a director or officer of the Company.

The GCL presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except

(i)    to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received or
(ii)    to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was a result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter does not limit the ability of us or our stockholders to obtain other relief, such as injunction or rescission.

Article IX of our amended and restated bylaws provides that we shall indemnify and hold harmless, in the manner and to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was our director or was serving at the request of us as a director.  To the fullest extent permitted by law and our charter, such indemnification shall include reasonable expenses, judgment, fines and amounts paid in settlement and any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding and without requiring a preliminary determination as to the ultimate entitlement to indemnification.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the GCL requires a corporation, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his or her good faith belief that the director or officer has met the standard of conduct necessary for indemnification by such corporation as authorized by the GCL and (b) a written statement by or on behalf of the director or officer to repay the amount paid or reimbursed by such corporation if it shall ultimately be determined that the standard of conduct was not met.

Article IX of our amended and restated bylaws further provides that we may, with the approval of our board of directors, provide such indemnification and advancement of expenses as set forth in the above paragraphs to our officers, employees, or agents.

Section 2-418 of the GCL requires a corporation, unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer is made a party by reason of service in that capacity, or in the defense of any claim, issue or matter in the proceeding. Section 2-418 of the GCL generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

Article IX of our amended and restated bylaws further provides that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company. The Company has purchased directors’ and officers’ liability insurance covering many of the possible actions and omissions of persons acting or failing to act in such capacities.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
3.1
Articles of Amendment and Restatement of the Charter of the Company effective May 26, 2006 (incorporated by reference to Exhibit 3.1 to our 2006 Second Quarter Form 10-Q, filed with the Commission on August 4, 2006).

3.2
Bylaws of the Company, as amended and restated effective February 24, 2023 (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 8, 2023).

5.1*	Opinion of Brendan P. McGill as to the legality of the securities.
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Brendan P. McGill (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1	Haverty Furniture Companies, Inc. 2026 Long-Term Incentive Plan (incorporated by reference to the Company’s Proxy Statement on Schedule 14A, filed with the Commission on March 27, 2026).
107*	Calculation of Filing Fee Table.
* Filed herewith.

Item 9.    Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 11, 2026.

HAVERTY FURNITURE COMPANIES, INC.

By:      / s / Steven G. Burdette
         Name:    Steven G. Burdette
Title:    President, Chief Executive Officer, and Director

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Steven G. Burdette and Brendan P. McGill, and each of them, his or her true and lawful attorney-in-fact and agent with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and several power of authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacities indicated on May 11, 2026.

Signature	Title

/s/ Steven G. Burdette	President, Chief Executive Officer, and Director (Principal Executive Officer)
Steven G. Burdette

/s/ Richard B. Hare	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Richard B. Hare

/s/ Clarence H. Smith	Executive Chairman of the Board
Clarence H. Smith

/s/ G. Thomas Hough	Lead Director
G. Thomas Hough

/s/ Michael R. Cote	Director
Michael R. Cote

/s/ L. Allison Dukes	Director
L. Allison Dukes

/s/ Rawson Haverty, Jr.	Director
Rawson Haverty, Jr.

/s/ Natalie B. Morhous	Director
Natalie B. Morhous

/s/ Vicki R. Palmer	Director
Vicki R. Palmer

/s/ Derek G. Schiller	Director
Derek G. Schiller

/s/ E. Kendrick Smith	Director
E. Kendrick Smith

/s/ Al Trujillo	Director
Al Trujillo